Exhibit 99.1


[QT 5, Inc. LOGO]                                          August 1, 2003 14 EDT
                                                          FOR IMMEDIATE RELEASE:


 QT 5 Intends to Vigorously Enforce its Licensing Agreement; Plans Legal Action
    Against Platinum Products & Patent Holder to Enforce Licensing Agreement

WESTLAKE VILLAGE, CA -- August 1, 2003 -- QT 5, Inc. (OTC Bulletin Board: QTFV), manufacturer and marketers of NICOWater(TM), the breakthrough Homeopathic Nicotinum (nicotine) product designed to relieve the symptoms of tobacco cravings, announced today, in response to a press release issued by Platinum Products, LLC, that it intends to file a temporary restraining order to enforce its exclusive licensing agreement (Licensing Agreement) with Marshall Anlauf Thompson ("Thompson") regarding US Patent # 6,268,386 ("Patent"). QT 5, Inc. has already filed an arbitration petition against the patent holder and has not received any response to date. The Company also announced today that it intends to file a lawsuit against Platinum Products for tortious interference with customer relationships.

The Platinum Products press release alleges that it has acquired rights to the US Patent # 6,268,386, to which QT 5, Inc. currently holds an exclusive license for marketing and distribution of any products based on this patent. Platinum Products alleges that Thompson, the Patent holder, has terminated his exclusive Licensing Agreement with QT 5, Inc. QT 5, Inc. denies any such claim that it has failed to fulfill any material obligation pursuant to the licensing agreement and intends to vigorously enforce its manufacturing and distribution rights pursuant to the Licensing Agreement with Thompson.

"QT 5 has reviewed in detail the allegations set forth in Platinum Products press release, and we believe their allegations have no merit," said Steve Reder, QT 5 Inc.'s President. "We intend to defend our rights under our exclusive Licensing Agreement with Thompson and will file a suit against Thompson immediately to enforce our agreement. We are confident that we will prevail in this matter as QT 5 is in full compliance of all of material terms of the Licensing Agreement. The Company also intends to fulfill its obligations to its clients and distributors and will continue distributing NICOWater pursuant to its Licensing Agreement."

About QT 5, Inc.
QT 5, Inc. is a Delaware corporation formed in April 1999 as a manufacturer, distributor and marketer of Bio-Med testing and Homeopathic products. QT 5, Inc. is continuing its clinical research and development of future products for lifestyle enhancements. QT 5, Inc. is headquartered in Westlake Village, California. For more information please visit: www.qt5inc.com. NICOWater(TM)is a Homeopathic Drug product that is sold under the FDA's Compliance Policy Guide Conditions Under Which Homeopathic Drugs May Be Marketed.

Cautionary Statement
This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions,

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known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space; the risk of unfavorable federal regulation; and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. We discuss many of these and other risks and uncertainties in greater detail under the section entitled, "Risk Factors That May Affect Future Results" in Item 1 of the Company's Current Report on Form 8-K as filed with SEC on January 24, 2003 (the "Merger Form 8-K").


Contact:
Steven Reder
President
QT 5, Inc.
818-338-1510